                                                                   EXHIBIT 10.11

                          SUPPLY AND PURCHASE AGREEMENT

                                    HYDROGENE

Between :

"CHLORALP " a corporation organized under the laws of France, whose registered office is located at 25 Quai Paul Doumer, 92 408 Courbevoie, France hereinafter referred to as " ChlorAlp "

                                          on the one hand ,

And :

RHONE - POULENC CHIMIE , a Societe Anonyme organized under the laws of France, whose registered office is located at 25 Quai Paul Doumer, 92 408 Courbevoie , France , hereinafter referred to as " RPC "

                                          on the other hand ,

ChlorAlp and RPC being hereafter referred to as the " Parties " ;

WITNESSETH :

- whereas ChlorAlp operates at Pont de Claix ( Isere ) a unit producing chlorine and caustic soda products , and needs to ensure its Hydrogene outlet derived from such production ,

- whereas RPC operates several production units at Pont de Claix ( Isere ) and is interested to purchase said Hydrogene production from ChlorAlp,

- whereas ChlorAlp and RPC wish therefore to enter into a long - term supply and purchase agreement with respect to Hydrogene ;


ARTICLE 1 . OBJECT

The object of the present agreement (the "Agreement") is to define the terms and conditions according to which ChlorAlp shall supply RPC, and RPC shall purchase from ChlorAlp Hydrogene, as defined with its Specifications in Schedule 1 of this Agreement (hereinafter the "Product").

ARTICLE 2. SUPPLY AND PURCHASE OBLIGATIONS

2.1.Quantity

ChlorAlp undertakes to supply to RPC, and RPC undertakes to purchase from ChlorAlp, during each calendar year of the Term of this Agreement as defined in
Article 6 hereafter, one hundred per cent (100 %) of the quantities of Product produced by ChlorAlp on Pont de Claix site (hereinafter the "Quantity" or "Q") up to the total quantity consumed by RPC on that Site.

For the calendar year 1996, the annual Quantity of Product was [*] and for the calendar year 1997, the annual Quantity is estimated to be [*].

2.2.Supply Program

Each year, prior to October 31, RPC will notify to ChlorAlp of its estimated purchase requirements for the Product during the subsequent calendar year (the "Estimated Purchase Requirements" ) .

The Estimated Purchase Requirements divided by 12 months shall constitute the basis for RPC's monthly orders, except during the months when turnarounds are conducted .

Therefore, RPC shall not unreasonably by more than 20 % decrease or increase its monthly orders without prior notice to ChlorAlp .

RPC and ChlorAlp shall meet at the minimum twice a year with a view to exchanging mutual information on RPC's demands and needs, to updating schedules and solving any difficulties in applying this Agreement .

2.3. Delivery .

Product shall be delivered by pipe to the RPC plant of the PCl Site. The delivery point shall be the flanges at the entrance of the RPC plant.

Turnarounds

Once a year, and at the latest on October 31, the Parties shall consult together in order to decide jointly the date and duration of the turnarounds of their respective Pont de Claix production units during the following year.

ARTICLE 3 . PRICE

3.1. The "Initial Price" ("P0") of the Product to be paid by RPC to ChlorAlp is defined as :

                                     [*]

3.2. Such Initial Price shall be revised for the first time on January 1st, 1998, and thereafter quarterly, in accordance with the following revision formula :

                                     [*]









* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

where :

P is the revised Price to be applied for the current quarter (n) (the "Revision Quarter ")

P(n-1) is the Price applied to the Product for quarter (n-1) immediately preceding the Revision Quarter .

G       is the  value of the index " Gaz distribue , hors ventes aux menages base 100 en 1990 "
        as published by  INSEE and identified as " CPF : 40 20 00 " .
        The average value of G for the third quarter of 1997 is equal to 103,5 .

G (n-2) is the average value of G for quarter (n-2)  preceding the quarter
        ( n - 1 ) which is immediately  preceding the Revision Quarter ( n ).

G (n-3) is the average value of G for quarter (n- 3) immediately preceding quarter (n-2).

3.3. For the implementation of this Article, the Price is understood CIP RPC Pont de Claix plant (INCO Terms 1990) .

3.4. ChlorAlp shall invoice RPC on a monthly basis .
     Payment term shall be of thirty days , end of the month ,the tenth , and made by bank transfer .


ARTICLE 4 - QUALITY . PRODUCT WARRANTY .

ChlorAlp warrants that the Product shall comply with the specifications as described in Schedule 1 attached to the present Agreement (the
"Specifications"), and shall be free from defects and of good material and workman ship .

ChlorAlp shall be liable only for replacement of non-conforming lot of Product under the following conditions :

All claims by RPC for non-conforming Products shall be deemed waived unless made by RPC in writing within [twenty (20) days] from the delivery date of such Product .

If ChlorAlp agrees with RPC's claim, it will, at its expense, immediately replace the non - conforming lot of Product by a conforming lot of same .

If ChlorAlp does not agree with RPC 's claim , either may request an expert appraisal by an independant laboratory, to determine whether said Product complies with said Specifications. The report of such independant laboratory shall be conclusive and binding on the Parties hereto.

All expenses related to such appraisal shall be borne by the Party found in default.

RPC and ChlorAlp being "industrial of the same speciality", RPC acknowledge that the above warranty constitutes its exclusive remedy and ChlorAlp 's total liability for claims regarding the Product for " hidden defaults " ("vices caches") and ChlorAlp excludes any implied warranties of merchantability and fitness for a particular purpose and all other express or implied representations or warranties . RPC waives all other claims against ChlorAlp and ChlorAlp shall not be liable to RPC for any other direct or indirect damages .

All limitations on RPC 's remedies of ChlorAlp 's liability shall survive the expiration, termination or cancellation of this Agreement .

ARTICLE 5 - PENALTY FOR LACK OF SUPPLY

Should ChlorAlp fail to supply RPC with at least [*] of Hydrogene per day ( the " Daily Minimum " ), then ChlorAlp shall pay to RPC a penalty equal to 30 % ( thirty per cent ) of the penalty actually paid by RPC to ARCO Chimie as a consequence of a failure by RPC to deliver to ARCO Chimie [*] tons per day of TDI - under the provisions of the Processing Agreement made on January 23, 1995 between RPC and ARCO Chimie - , provided that such RPC 's failure results from ChlorAlp failure to deliver to RPC the Daily Minimum . Such penalty shall not exceed in any given year and in any event the amount of 750 000 FF.

A statement of ChlorAlp's deliveries shall be prepared at the end of every month, taking into account every daily ChlorAlp 's failure to the Daily Minimum. The penalty shall be payable within ( 8 ) days of the date of payment by RPC of its own penalty to Arco Chimie, provided that RPC has invoiced ChlorAlp for the amount of the said penalty not later than ( 8 ) days before the expected date of payment .

Such ChlorAlp penalty shall not be owed in the event that the failure by ChlorAlp to deliver to RPC the Daily Minimum is due (i) either to a lack of brine supply by RPC (or any RPC 's Affiliate ) to ChlorAlp, as long as RPC ( or any RPC 's Affiliate ) has to supply ChlorAlp with brine under the Hauterives Services and Suppply Agreement made between the Parties on the date hereof or
(ii) results from the turnarounds ("Arret usine planifie") of RPC's TDI Lille plant during the months of July and August.

For the implementation of this provision , ChlorAlp shall be entitled to audit , through an independant auditor bound to secrecy , the calculation of the penalty owed by it to RPC .

ARTICLE 6 - TRANSFER OF TITLE AND RISK

Title to the Product and all risk for loss or any damage thereto shall pass to RPC as the Product passes the flanges at the entrance of the RPC plant .

ARTICLE 7 - TERM

This Agreement shall come into force on October 1st, 1997, and, except as provided in Article 8.3 below shall remain in force for a period of (15) years ( the " Term " ). Unless terminated by either Party giving written notice to the other Party not less than five ( 5 ) years prior to the end of the Term , it shall be renewed automatically for an unlimited period .Thereafter it shall be terminated by either Party giving at any time to the other Party not less than
(5) years prior written notice .

If and when RPC interest becomes lower than 50 % of the capital of CHLORALP, the Term of this Agreement shall automatically be changed to a (10 ) ten years period running from the date on which RPC 's interest is lower than 50 %. It shall , in such case, thereafter be












* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

renewed for equivalent period of ten years, unless terminated by either Party giving the other Party not less than 5 years prior written notice prior to (i) the end of the initial 10 years period or (ii) the end of each subsequent 10 years period .

ARTICLE 8 - GENERAL PROVISIONS

8.1. Access to the Hydrogen Distribution Network

It is understood between the Parties that :
-RPC owns and operates in Pont de Claix a CO/H2 unit producing hydrogen ( the " CO/H2 Hydrogen " ;
- ChlorAlp owns and operates a certain hydrogen distribution network connecting such CO/H2 unit to other RPC 's production units in Pont de Claix ( the " Distribution Network " ) , together with a control unit regulating such Distribution Network ( the " Control Unit " ) .

Therefore , it is agreed as follows :
In case the quantities of Product supplied by ChlorAlp to RPC under this Agreement are less than RPC 's actual needs of Product , the following shall apply :
ChlorAlp shall notify RPC of the occurrence of such event .
ChlorAlp shall grant RPC free access to the Distribution Network in order to allow RPC to transport the CO/H2 Hydrogen on a continous basis to other RPC 's production units , in the following conditions : - RPC shall notify ChlorAlp of the time it will use the Distribution Network and of the time it will stop using it. ChlorAlp shall notify RPC of the time it will resume its full delivery to RPC. These notifications shall be made in accordance with normal historical practice related to the implementation of this provision . - the quantities of said CO/H2 Hydrogen to be transported in the Distribution Network will never exceed 6000 M3 per hour on a continuous basis; - RPC warrants that said CO/H2 Hydrogen shall comply with the specifications described in Schedule 2 of this Agreement ; - ChlorAlp shall operate the Control Unit with regard to the control of said CO/H2 Hydrogen in order to maintain the pressure in the Distribution Network , in accordance with the technical description set forth in Schedule 2 of this Agreement .

8.2. Secrecy

Each Party agree that all information disclosed to it by the other Party under the present Agreement (the "Information") shall be held and treated in the utmost and strictest confidence and neither Party shall use said Information to benefit itself or others , except for the purpose defined in Article 1 hereabove
 .The receiving Party shall not disclose any Information to a third Party unless and until expressly authorized in writing to do so by the disclosing Party, provided, however, that, either Party may transmit any Information disclosed hereunder to any of its Affiliate. Each Party shall be held accountable for the compliance of these Affiliates with the terms of this Article.

For the implementation of this Agreement, the term "Affiliate" of either Party shall mean a company which, directly or indirectly, controls, is controlled by, or is under common control with said Party "Control" shall mean the control as defined by Articles 355.1 and following of the law of July 24, 1996, on commercial companies .

The Parties agree that, notwithstanding the preceding provision, the receiving Party shall be under no obligation with respect to any Information, which it can demonstrate that :

     - was, at the time of disclosure , available to the general public, or
     - became, at a later date, available to the general public through no fault of the receiving Party, or,
     - was in it possession before receipt, or
     - was disclosed to it without restriction on disclosure by a third party which has the lawful right to disclose said Information .

All obligations contained in this Article 8.1 shall survive for ten years after termination of the present Agreement .

8.3. Early Termination

If either Party acts in material breach of any of the terms and conditions contained herein, the Party not in default shall be entitled to terminate this Agreement forthwith upon giving notice in writing to the Party in default and specifying the nature of the default, provided that the Party in default shall not be entitled to rely on this provision. The Party in default shall have a ninety (90) day delay after receipt of such a notice to cure its default .

Unless such default is cured no later than 90 days following the receipt of such notice, this Agreement may be terminated at the option of the Party giving such notice .

Any such termination hereunder shall not prejudice any rights or benefits accrued prior to the date of termination .

8.4. Force Majeure

Neither Party shall be held liable for any failure or delay in supplying or taking delivery of the Product in accordance with the terms and conditions of the present Agreement , where such failure or delay is due to circumstances beyond its reasonable control, including, without limitation, acts of God, regulations or acts of Government, strikes, lock-outs, explosions ,implosions, fires, floods, wars, insurrections, riots,embargoes .

The Party affected by said circumstances shall promptly notify the other Party of the existence thereof and shall use every reasonable effort to eliminate or correct the cause preventing performance of this Agreement as soon as possible .

Should ChlorAlp, under such Force Majeure circumstances , have a shortfall of Product then ChlorAlp shall make its best efforts to minimize the consequences of such Force Majeure for RPC and to resume as promptly as possible its obligations under the present Agreement .

When the reason for invoking Force Majeure has ceased to exist, the affected Party shall notify the other Party thereof and promptly resume its obligations under this Agreement .

8.5. Hardship

In entering in this long - term Agreement , the Parties hereto agree that it is impracticable to make provision for every contingency which may arise during the term thereof , and the Parties hereby agree it to be their intention that this Agreement shall operate between them with fairness and without substantial and disproportionate prejudice to the interests of either, and that, if in the course of the performance of this Agreement unfairness or substantial and disproportionate prejudice to either Party is expected or disclosed, then the Parties will use their best endeavours to agree upon such action as may be necessary to remove or modify such unfairness or prejudice and to reestablish as much as possible the initial fairness of the present Agreement.

8.6. Assignment

No Party shall assign this Agreement to any third party without the prior written consent of the other Party , which consent shall not be unreasonably withheld.

Notwithstanding the hereinabove provision, and provided that its assignee undertakes to take over all of its rights and obligations set forth in this Agreement, each Party hereto shall have the right to assign this Agreement, upon written notice to the other Party but without its prior written consent, to :

- any of its Affiliates, provided that , in such case, (i ) the assignor shall remain jointly and severally liable of the implementation by the assignee of its obligations under this Agreement,and (ii) if the assignee cease to be an Affiliate company of the assignor, this Agreement shall have to be reassigned by the assignee to the assignor ;

- its successor in interest as a result of a statutory merger or consolidation, or to a company acquiring all or substantially all of its business including the part concerned by this Agreement .

8.7. Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of France .

All disputes, differences, or controversies between the Parties arising out of or relating to this Agreement, including the performance, breach, validity or interpretation thereof, that can not be amicably resolved between them shall be exclusively and finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The arbitration proceedings shall take place in Paris and shall be conducted in French and/or in English .

ARTICLE 9 - MISCELLANEOUS

9.1. Entire Agreement

This Agreement and the schedules attached hereto represent the entire understanding and agreement and supersedes all prior agreements, understandings or arrangements among the Parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement and duly signed by or on behalf of the Parties to this Agreement .

9.2. Waiver

Failure by any Party to this Agreement to enforce complete and punctual performance of any obligation of the other Party shall not be deemed a waiver of such Party's right thereafter to enforce that or any other term hereof .

9.3. Severability

If at any time subsequent to the Effective Date, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. There will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible .

9.4. Notices

Any notice or other communications required or permitted between the Parties hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by facsimile transmission with confirmation of receipt addressed as follows or to such other address as the Parties shall have given notice of pursuant hereto :

ChlorAlp        :Attn : General Manager
                      25 Quai Paul Doumer, Courbevoie

RPC    :        Rhone-Poulenc Chimie S.A.
                25 Quai Paul Doumer
                92408 Courbevoie Cedex     with a copy to the General Manager of
                Attn : M.Polaud                RPC on Pont de Claix Site
                                                   38 800 Le Pont de Claix

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, as of the day and year hereinafter written .

                                                 made in Paris
                                                 on October 17, 1997

RHONE - POULENC CHIMIE S.A                      CHLORALP

By : /s/ Daniel Humbert                         By : /s/ William G. Osborne
    ----------------------------                    ------------------------
Title :                                         Title :
      --------------------------                       ---------------------

                           SCHEDULE 1 - SPECIFICATIONS

                        HYDROGENE FROM BRINE ELECTROLYSIS


                  Schedule 1 will be provided upon request.

                           SCHEDULE 2 - CO/H2 HYDROGEN

                                 SPECIFICATIONS



                  Schedule 2 will be provided upon request.